Exhibit 99.1

Westwood Holdings Group, Inc. Reports First Quarter 2003 Results and Declares Quarterly Dividend

Dallas, April 23 – Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2003 first quarter revenues of $5.0 million, net income of $1.2 million, and earnings per diluted share of $0.23. This compares to revenues of $5.5 million, net income of $1.4 million and earnings per diluted share of $0.26 in the first quarter of 2002.

Assets under management were $3.8 billion as of March 31, 2003 compared to $4.0 billion on March 31, 2002, a decrease of 4.1%. Average assets under management for the first quarter of 2003 were $3.9 billion compared to $4.1 billion for the first quarter of 2002, a decrease of 2.6%. The decline in assets under management was principally attributable to market depreciation of assets under management offset somewhat by inflows of assets from new and existing clients.

Total operating expenses for the 2003 first quarter were $3.0 million compared to $3.3 million for the 2002 first quarter.

Westwood also announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.02 per common share, payable on July 1, 2003 to stockholders of record on June 16, 2003.

Susan M. Byrne, Westwood’s founder and Chief Executive Officer commented, “While the market environment was challenging for everyone in the first quarter of 2003, we continue to focus on our proven investment process and building the firm in preparation for another phase of growth. We have experienced difficult periods before and sticking to our roots has proven to serve our investors well.”

Webcast and Conference Call

Westwood will host a live audio webcast and conference call to discuss its first quarter 2003 earnings on Wednesday, April 23, 2003 at 4:30 pm Eastern Time (3:30 pm Central Time). To listen to the conference call, dial 800-608-3542 (domestic) or 630-541-0430 (international) and enter passcode 15916. The conference call will be available for replay through April 30, 2003 by dialing 888-567-0742 (domestic) or 402-220-1631 (international), passcode 15916. This call is being webcast by CCBN and can be accessed at Westwood’s website, www.westwoodgroup.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, mutual funds and clients of Westwood Trust. Westwood Trust provides, to institutions and high net worth individuals, trust and custodial services and participation in common trust funds that it sponsors. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.” For more information, please visit the Company’s website at www.westwoodgroup.com.

Note on Forward-looking Statements

Statements that are not purely historical facts, including statements about anticipated or expected future revenue and earnings growth and profitability, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic,” “look forward to” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include the risks and uncertainties referenced in our documents filed with, or furnished to, the Securities and Exchange Commission, including without limitation those identified under the caption “Forward-Looking Statements and Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2003	2002
REVENUES:
Advisory fees	$3,620	$4,212
Trust fees	1,139	1,133
Other revenues	253	187

Total revenues	5,012	5,532

EXPENSES:
Employee compensation and benefits	2,119	2,220
Sales and marketing	143	120
Information technology	175	222
Professional services	259	367
General and administrative	349	324

Total expenses	3,045	3,253

Income before income taxes	1,967	2,279
Provision for income tax expense	717	893

Net income	$1,250	$1,386

Earnings per share:
Basic	$0.23	$0.26
Diluted	$0.23	$0.26

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of March 31, 2003 and December 31, 2002

(in thousands, except par values and share amounts)

	March 31, 2003 (unaudited)	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$3,588	$4,359
Accounts Receivable	2,199	2,186
Investments, at market value	15,245	14,230

Total current assets	21,032	20,775
Goodwill, net of accumulated amortization of $640	2,302	2,302
Other assets, net	972	1,043

Total assets	$24,306	$24,120

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$728	$701
Dividends payable	539	108
Compensation and benefits payable	871	3,523
Income taxes payable	1,358	604

Total current liabilities	3,496	4,936
Other liabilities	53	61

Total liabilities	3,549	4,997

Stockholders’ Equity:
Common stock, $0.01 par value, authorized 10,000,000 shares, issued 5,394,522 and outstanding 5,394,169 shares at March 31, 2003; issued 5,394,522 and outstanding 5,394,145 shares at December 31, 2002	54	54
Additional paid-in capital	9,646	9,579
Treasury stock, at cost – 353 shares at March 31, 2003 and 377 shares at December 31, 2002	(6)	(6)
Notes receivable from stockholders	(2,742)	(3,598)
Retained earnings	13,805	13,094

Total stockholders’ equity	20,757	19,123

Total liabilities and stockholders’ equity	$24,306	$24,120

SOURCE: Westwood Holdings Group, Inc.

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CONTACT:

Westwood Holdings Group, Inc.

Bill Hardcastle

(214) 756-6900